Exhibit 10.1
SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (this “Agreement”), is made and entered into as of August 29, 2008, by and among PacificNet Inc., a Delaware corporation (the “Company”), and each of Iroquois Master Fund, Ltd., C.E. Unterberg, Towbin Capital Partners I (n/k/a Collins Stewart), Alpha Capital AG, Whalehaven Capital Fund Ltd., DKR Soundshore Oasis Holding Fund, Ltd., Basso Fund Ltd., Basso Multi-Strategy Holding Fund Ltd., and Basso Private Opportunities Holding Fund Ltd. (each, a “Holder” and, collectively, the “Holders”).  Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms as set forth in the Second Amended and Restated Variable Rate Secured Convertible Debenture due July 2009, in the form attached hereto as Annex A, issued to each of the Holders on the date hereof (each, a “Second Amended Debenture” and, collectively, the “Second Amended Debentures”).

WHEREAS, the Company and each of the Holders are parties to that certain (i) Securities Purchase Agreement, dated February 28, 2006 (the “SPA”), pursuant to which the Company issued Variable Rate Convertible Debentures due February 2009 (the “Original Debentures”) and Common Stock Purchase Warrants (the “Warrants”) to each of the Holders, and (ii) Registration Rights Agreement, dated February 28, 2006 (the “RRA” and, together with the SPA, the Original Debentures and the Warrants, the “Transaction Documents”); and

WHEREAS, the Company and Iroquois Master Fund, Ltd., C.E. Unterberg, Towbin Capital Partners I, Alpha Capital AG, Whalehaven Capital Fund Ltd., and DKR Soundshore Oasis Holding Fund, Ltd. are parties to the Settlement and Release Agreement dated February 6, 2007 (the “2007 Settlement Agreement”); and

WHEREAS, in connection with the 2007 Settlement Agreement, the Company issued an Amended and Restated Variable Rate Convertible Debenture due March 2009 (each, an “Amended Debenture” and, collectively, the “Amended Debentures”) to each of the Holders; and

WHEREAS, in connection with the 2007 Settlement Agreement, the Company issued to each of Iroquois Master Fund, Ltd., C.E. Unterberg, Towbin Capital Partners I, Alpha Capital AG, Whalehaven Capital Fund Ltd., and DKR Soundshore Oasis Holding Fund, Ltd. a Variable Rate Convertible Debenture due March 2009 (each, a “Liquidated Damages Debenture” and, collectively, the “Liquidated Damages Debentures”) (the Amended Debentures and Liquidated Damages Debentures shall sometimes be referred to each as an “Outstanding Debenture” and collectively as the “Outstanding Debentures”); and

WHEREAS, the Company has defaulted on its obligations under the Outstanding Debentures; and

WHEREAS, the Company and the Holders have reached an agreement with respect to the payment by the Company of the outstanding balance remaining under the Outstanding Debentures; and

WHEREAS, the parties have agreed that each of the Outstanding Debentures will be amended and restated in connection with this Agreement and that, in connection therewith, the following documents, each dated as of the date hereof, shall be executed and delivered by the applicable parties:  (i) a Security Agreement between the Company and Iroquois Master Fund, Ltd., as agent for the Holders, in the form attached hereto as Annex B (the “Security Agreement”); (ii) the assignment of payment rights agreements, executed and delivered by the Company and each of PacificNet Communications Limited, PacificNet Financial Services Limited, and PacificNet Strategic Investment Holdings Limited, in the form attached hereto as Annex C (collectively, the “Assignment of Payment Rights Agreements”); (iii) an Escrow Agreement among the Company, the Holders and Continental Stock Transfer & Trust Company, as escrow agent, in the form attached hereto as Annex D (the “Conversion Shares Escrow Agreement”); and (iv) an Agreement and Release as to Lawsuit by and among Iroquois Master Fund, Ltd., Alpha Capital AG, Whalehaven Capital Fund Ltd., DKR Soundshore Oasis Holding Fund, Ltd., Victor Tong and Tony Tong, in the form attached hereto as Annex E (the “Tong Suit Agreement” and, together with this Agreement, the Second Amended Debentures, the New Debentures (as defined below), the Penalty Debentures (as defined below), the Security Agreement, the Assignment of Payment Rights Agreements, the Conversion Shares Escrow Agreement and the Tong Suit Escrow Agreement (as defined below), the “2008 Settlement Documents”); and

WHEREAS, the parties are interested in maintaining a long-term good business relationship;

NOW THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.           Annex F hereto sets forth the principal and all accrued and unpaid interest due and payable to each Holder, through and including the date hereof, under each Outstanding Debenture held by it.

2.           On the date hereof, each Holder of an Amended Debenture shall surrender its Amended Debenture to the Company and shall receive a Second Amended Debenture registered in such Holder’s name and in the principal amount set forth next to such Holder’s name on Annex F hereto.

3.           On the date hereof, each Holder of a Liquidated Damages Debenture shall surrender its Liquidated Damages Debenture to the Company and shall receive an Amended and Restated Variable Rate Secured Convertible Debenture due July 2009, in the form attached hereto as Annex G (each, a “New Debenture” and, collectively, the “New Debentures”) (the Second Amended Debentures and New Debentures shall sometimes be referred to each as a “2008 Debenture” and collectively as the “2008 Debentures”), registered in such Holder’s name and in the principal amount set forth next to such Holder’s name on Annex F hereto.

4.           Upon execution of, and as an express condition to the respective obligations of the Holders to consummate the transactions contemplated by, this Agreement, the Company shall make an irrevocable cash payment to the Holders in the amount of One Hundred and Fifty Thousand Dollars ($150,000), which shall be made to Olshan Grundman Frome Rosenzweig & Wolosky LLP to be distributed pro rata to the Holders based upon the outstanding principal amount of the Second Amended Debentures held by each Holder.  Such payment shall be applied against the outstanding principal balance due under the Second Amended Debentures as identified on Annex F.  Such cash payment shall be made by wire transfer of immediately available funds to the account of Olshan Grundman Frome Rosenzweig & Wolosky LLP set forth on Annex H.

5.           Upon execution of this Agreement, the Holders shall convert, pro rata based upon the outstanding principal amount of the Second Amended Debentures held by each Holder after application of the $150,000 cash payment described in Section 4, an amount equal to Ten Percent (10%) of the outstanding principal amount of the Second Amended Debentures into common stock of the Company, based upon a conversion price of $.75 per share based on the average of the VWAPs for the 20 consecutive Trading Days immediately prior to the date hereof and otherwise pursuant to the terms of the Second Amended Debentures, and the Company shall issue and deliver to each Holder’s account with The Depository Trust Company the shares of common stock of the Company issuable to such Holder upon such conversion, which shares shall be free of restrictive legends and trading restrictions (such shares of common stock are collectively referred to as the “Settlement Conversion Shares”).  The Company has authorized its transfer agent to accept a legal opinion from counsel to the Holders that the Settlement Conversion Shares can be sold without registration and shall be free of restrictive legends.  The principal amount of the Second Amended Debentures to be converted by, and the number of Settlement Conversion Shares to be issued upon such conversion to, each Holder is set forth on Annex F.  Thereafter, the Holders shall have the right to convert the remaining obligations under the Second Amended Debentures at the Conversion Price of Two Dollars ($2.00) per share, subject to adjustment as provided in the Second Amended Debentures.  Except as otherwise provided by the Second Amended Debentures, there shall be no further re-pricing of the conversion rate so long as the Company remains in full and complete compliance with the provisions of the Second Amended Debentures.

6.           Following the making of the cash payment provided in Section 4 above and the conversion provided in Section 5 above, the remaining outstanding principal amount of each Holder’s Second Amended Debenture shall be as set forth on Annex F.

7.           The Company and each of the Holders acknowledge and agree that a default penalty, including penalty interest and legal fees, in the amount of Three Million Thirty-Five Thousand Six Hundred Twenty-Two and 96/00 dollars (US $3,035,622.96) is payable to the Holders (the “Penalty”) in connection with the Outstanding Debentures.  The amount of Penalty payable to each Holder is set forth on Annex F attached hereto.  Upon the execution of this Agreement, the Company shall issue and deliver to each Holder, and each Holder shall accept, a debenture in the form attached hereto as Annex I (the “Penalty Debenture”), in the amount of the respective portion of the Penalty payable to each Holder.  The Penalty Debentures shall be due and payable in full on the first date on which an Event of Default under any of the Second Amended Debentures or the New Debentures has occurred, which default has not been cured as provided for thereunder.  Each Transaction Document, other than the RRA with respect to the Penalty Debentures, is hereby amended so that the term “Debentures” includes the 2008 Debentures and the Penalty Debentures and the term “Underlying Shares” includes the shares of common stock of the Company issued or issuable upon conversion of the 2008 Debentures.

8.           On the date hereof, the Company and Iroquois Master Fund, Ltd., individually and as agent (the “Agent”) for the Holders, have entered into the Security Agreement pursuant to which the Company has granted to the Agent a senior secured first priority lien and security interest in the Collateral in order to secure the prompt repayment and performance in full of all of the Obligations (as such terms are defined in the Security Agreement), and the Company and certain of its Subsidiaries have entered into the Assignment of Payment Rights Agreements pursuant to which such Subsidiaries have assigned the right to receive certain payments, constituting part of the Collateral, to the Company.

i.           The 2008 Debentures shall be subject to mandatory prepayment of principal and interest from 100% of the cash proceeds of, or constituting a part of, the Collateral.  Except as otherwise provided in paragraphs (iv) and (v) below, the mandatory prepayments shall be applied against the next due monthly amortization and interest payments under the 2008 Debentures pro rata based upon the outstanding principal amount of the 2008 Debentures held by each Holder and, if such prepayments exceed the amount of the next due monthly amortization and interest payments, any remaining funds shall be applied against the following months’ amortization and interest payments until such funds have been exhausted.

ii.           On the date hereof, the Company has caused to be endorsed over to the Agent each of four negotiable instruments, in the aggregate amount of HK$18,000,000, executed by EPRO Group International Limited, which constitute part of the Collateral (the “Negotiable Instruments”), which the Agent shall submit to be cashed as promptly as practicable on or after the respective dates thereof.  The net cash proceeds (after payment of normal and customary bank fees and similar charges) from the Negotiable Instrument dated September 30, 2008 (the “First Negotiable Instrument”) shall be applied against the October 15, 2008 amortization and interest payment under the 2008 Debentures (the “First Payment”).  Notwithstanding anything to the contrary contained in the 2008 Debentures, but subject to Section 8(vi) hereof, the First Payment shall be made to the Holders all in cash.  If the Agent does not for any reason receive the cash proceeds from the First Negotiable Instrument on or prior to October 5, 2008, then the Agent shall provide the Company with notice of such non-payment and the Company shall have until October 15, 2008 to pay to the Holders, in U.S. dollars (based on the U.S.-Hong Kong exchange rate as reported in The Wall Street Journal on September 30, 2008), a cash amount equal to the amount of the First Negotiable Instrument, for application against the First Payment.

iii.           The Company owns 5,788,000 shares of International Financial Network Holdings Ltd., which shares constitute part of the Collateral.  The disposition of such shares, and any proceeds received therefrom, shall be determined in good faith by mutual agreement of the Company and the Holders.

iv.           Subject to the terms of the Security Agreement and the Assignment of Payment Rights Agreements, upon the reduction of the principal balance of the 2008 Debentures to below Fifty Percent (50%) of the outstanding principal amount thereof on the date of this Agreement (in the case of the Second Amended Debentures, the outstanding principal amount thereof shall be determined as provided in Section 6 above), the Company shall only be required to make the monthly payments pursuant to the amortization schedule; provided, however, that, until the 2008 Debentures have been paid in full, all cash proceeds of, or constituting a part of, the Collateral shall continue to be paid to the Agent, under the terms of the Security Agreement and Assignment of Payment Rights Agreements, for application, on a pro rata basis among the Holders, against the next due monthly amortization and interest payment under the 2008 Debentures, with any excess amounts being paid by the Agent to the Company.

v.           Pursuant to, and subject to the satisfaction of the conditions (including, without limitation, the Equity Conditions) set forth in, Sections 2 and/or 6(a) of the 2008 Debentures, as the case may be, the Company may elect to pay all or part of an interest payment and/or Monthly Redemption Amount (except, with respect to the First Payment and the November 15, 2008 interest and amortization payment, as otherwise provided in Section 8(ii) and 8(vi) hereof) under the 2008 Debentures in shares of Common Stock to the extent that the cash proceeds of, or constituting a part of, the Collateral have not been applied against such interest payment and/or Monthly Redemption Amount.  In such event, the Company shall provide the Agent with written notice to forward any payments received under the Security Agreement (which have not been or are not applied to pay all or any part of an interest payment or Monthly Redemption Amount) to the Company in the event that all or part of such interest payment and/or Monthly Redemption Amount is paid in Common Stock; provided, however, that if the principal balance of the 2008 Debentures has not then been reduced to below Fifty Percent (50%) of the outstanding principal amount thereof on the date of this Agreement, the Agent shall continue to hold any such funds received, for the benefit of the Holders, pursuant to the terms of the Security Agreement for application against future amortization and interest payments.

vi.           Notwithstanding anything to the contrary contained in the foregoing or in the 2008 Debentures, only with respect to the First Payment (but only the portion of the First Payment in excess of the cash amount required to be paid pursuant to Section 8(ii) above) and the November 15, 2008 amortization and interest payment under the 2008 Debentures, if the Company desires to pay such Monthly Redemption Amount and/or interest payment in shares of Common Stock, and all of the conditions (other than the Equity Conditions) to the making of any such payment in shares of Common Stock have been satisfied, the Company shall notify the Holders in writing, prior to the commencement of the applicable Monthly Conversion Period, of its desire to pay such Monthly Redemption Amount and/or interest payment in shares of Common Stock and shall specify in such notice which Equity Conditions have not been satisfied.  In such event, each Holder shall, at least two business days prior to the end of the applicable Monthly Conversion Period, notify the Company in writing of its election to (i) accept all or a part (and if a part, shall specify the amount) of such Monthly Redemption Amount and/or interest payment in shares of Common Stock, in which case the Company shall make the applicable payment to such Holder in shares of Common Stock on the applicable Monthly Redemption Date and/or Interest Payment Date and otherwise in accordance with the terms of the 2008 Debentures (except that, in such case, the reference to 80% in the definition of Interest Conversion Rate in the 2008 Debentures shall be deemed to be a reference to 70%, and the reference to 88% in the definition of Monthly Conversion Price in the 2008 Debentures shall be deemed to be a reference to 78%) and/or (ii) defer all or a part (and if a part, shall specify the amount) of such Monthly Redemption Amount and/or interest payment until the next Monthly Redemption Date and/or Interest Payment Date, as the case may be, in which case the Monthly Redemption Amount so deferred shall be added to the next Monthly Redemption Amount, and interest shall continue to accrue on the outstanding principal amount of such Holder’s 2008 Debentures (including any deferred Monthly Redemption Amount).  If a Holder does not deliver such notice to the Company within the required time period, such Holder shall be deemed to have elected to defer all of the applicable Monthly Redemption Amount and/or interest payment.

9.           Upon execution of this Agreement and receipt of the consideration required hereunder, the Company and the Holders agree to (a) take all steps to dismiss the involuntary bankruptcy petition filed in the United States Bankruptcy Court for the District of Delaware, Case No. 08-10528, (b) dismiss with prejudice the legal proceeding captioned Iroquois Master Fund, Ltd. v. PacificNet, Inc., pending in the Supreme Court of New York, New York County, Index No. 603261/07, and (c) dismiss without prejudice the legal proceeding captioned Iroquois Master Fund, Ltd., Alpha Capital AG, Whalehaven Capital Fund Ltd. and DKR Soundshore Oasis Holding Fund, Ltd. v. Victor Tong, Tony Tong, Norwood Beveridge and Loeb & Loeb LLP, pending in the Supreme Court of the State of New York, County of New York, Index No. 107663/08 (the “Tong Suit”).  The parties to the Tong Suit have executed the Tong Suit Agreement for that action, which agreement shall be held in escrow pursuant to the Escrow Agreement, dated as of the date hereof (the “Tong Suit Escrow Agreement”), among the parties to the Tong Suit and Olshan Grundman Frome Rosenzweig & Wolosky LLP, as escrow agent.  Upon satisfaction of those conditions set forth in the Tong Suit Escrow Agreement, the Tong Suit Agreement shall be released from escrow and the Tong Suit shall be dismissed with prejudice.

10.           In connection with the execution of this Agreement, the parties shall simultaneously enter into the Conversion Shares Escrow Agreement.  Pursuant to the terms of the Conversion Shares Escrow Agreement, the Company shall, on the date hereof, deliver stock certificates, free of restrictive legends and trading restrictions, representing the number of shares of common stock of the Company issuable upon full conversion of the 2008 Debentures, based upon a conversion price equal to the Escrow Conversion Price (as defined in the Conversion Shares Escrow Agreement), which certificates shall be registered in the names of, and apportioned among, the Holders as set forth in Schedule B to the Conversion Shares Escrow Agreement, to be held in escrow by Continental Stock Transfer & Trust Company (the “Escrow Agent”).  Pursuant to the terms and conditions of the Conversion Shares Escrow Agreement, such shares shall be held by the Escrow Agent and shall be issued to the Holders from time to time upon conversion by the Holders of the 2008 Debentures and upon the making of amortization payments under the 2008 Debentures that are permitted to be made in stock.

11.           The Company shall, by 8:30 a.m. Eastern Daylight time on the Trading Day following the date hereof, issue a press release, and within four days of the date hereof, file with the Securities and Exchange Commission a Current Report on Form 8-K, each of which shall be subject to the prior approval of the Holders, not to be unreasonably withheld, each disclosing (i) the settlement between the Company and the Holders regarding the Outstanding Debentures, (ii) the intended dismissal of the involuntary bankruptcy petition, and (iii) the dismissal of state court actions.  The Current Report on Form 8-K shall attach the press release, this Agreement, the 2008 Debentures and the Security Agreement as exhibits.

12.           Excepting only its rights to enforce the terms of this Agreement and the other 2008 Settlement Documents, the Company fully and forever releases, remises and fully discharges each Holder and their respective (where applicable) agents, managers, financial advisers, employees, predecessors, representatives, subsidiaries, affiliates, parents, divisions, owners, officers, directors, attorneys, heirs, executors, administrators, successors and assigns from and against all actions, proceedings, causes of action, claims for relief, demands, rights, titles, interests, damages, losses, costs, expenses, disbursements (including attorneys’ fees), obligations, liabilities and other claims of every nature whatsoever, made or asserted, known, unknown or suspected as of the date of this Agreement, including, but not limited to any claims or defenses asserted, or which could have been asserted, in any legal proceeding to which the Company is or was a party, and covenants not to sue or otherwise initiate or cause to be instituted or in any way participate in any proceedings or actions concerning the foregoing released claims.  It is expressly agreed that the claims released include all claims against individual employees, officers and managers of each Holder whether or not such persons were acting within the course or scope of their employment.  Each Holder acknowledges and agrees that upon its receipt of the consideration set forth herein, no sums shall be due or owing from the Company, except those due under the 2008 Debentures and the Penalty Debentures, and the Company shall not be in default thereunder as of the date hereof.

13.           Representations and Warranties of the Company.  The Company hereby makes to each Holder the following representations and warranties:

i.           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other 2008 Settlement Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other 2008 Settlement Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  Each of this Agreement and the other 2008 Settlement Documents has been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

ii.           No Conflicts.  The execution, delivery and performance of this Agreement and the other 2008 Settlement Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien, other than pursuant to the Security Agreement, upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected, or (iv) require any approval, authorization, consent, permit or waiver of, or any registration or filing with or notification to, any governmental, regulatory or administrative authority.

iii.           Issuance of Securities.  The 2008 Debentures and the Penalty Debentures have been duly authorized by the Company and, upon issuance in accordance with the terms hereof, will be duly and validly issued, fully paid and non-assessable and free from all taxes, Liens and charges with respect to the issue thereof.  The Company has duly authorized and reserved for issuance, upon conversion of the 2008 Debentures based upon a conversion price equal to the Escrow Conversion Price, a number of shares of its common stock equal to the number of shares of common stock issuable upon full conversion of the 2008 Debentures.  Upon issuance in accordance with the terms hereof or of the 2008 Debentures, the shares of common stock (including, without limitation, the Settlement Conversion Shares) issuable upon conversion of the 2008 Debentures (collectively, the “Conversion Shares”) will be duly and validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, Liens and charges with respect to the issue thereof, with the Holders being entitled to all rights accorded to a holder of common stock of the Company.  The issuance of the Conversion Shares upon conversion of the 2008 Debentures is exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

iv.           Rule 144.  For the purposes of Rule 144 under the Securities Act, the Company acknowledges that the holding period of the Conversion Shares may be tacked onto the holding period of the 2008 Debentures and the holding period of the Outstanding Debentures.  The Company further acknowledges that the Conversion Shares may be freely transferred or sold pursuant to Rule 144 under the Securities Act without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144.  The Company agrees not to take a position contrary to this paragraph.

v.           Underlying Agreements.  The Company has delivered to the Holders true, complete and correct copies of all of its and its Subsidiaries’ agreements with each of EPRO Group International Limited (“EPRO”), Heyspace International Limited (“Heyspace”), Mr. Wang Wen Ming and Lion Zone Holdings Limited (each, an “Underlying Agreement” and, collectively, the “Underlying Agreements”).  Schedule B to the Security Agreement sets forth a complete and correct description of the payment terms of each of the Underlying Agreements.  Each Underlying Agreement is legal, valid, binding and enforceable against the Company or its Subsidiary and the other party thereto, and is in full force and effect.  Neither the Company, its Subsidiary nor the other party thereto is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default, under any Underlying Agreement.  Neither the Company nor its Subsidiary has received notice of termination, cancellation or non-renewal that is currently in effect with respect to any Underlying Agreement.  No amount payable to the Company or its Subsidiary under any of the Underlying Agreements is subject to a right of offset.

vi.           Pope Investments LLC.  With respect to that certain definitive agreement between Pope Investments LLC and PacificNet Games Limited, a Subsidiary of the Company (which the Company has delivered to the Holders a true, complete and correct copy thereof), each of PacificNet Games Limited and each other party thereto has in all material respects performed all obligations required to be performed by it to date and is not in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default, thereunder.

vii.           Past Due Receivables.  Other than receivables under the Underlying Agreements, neither the Company nor any of its Subsidiaries has any receivables in excess of $500,000 that (i) are more than sixty (60) days past due or (ii) were more than sixty (60) days past due and the payment terms of which have been modified.

viii.           Equal Consideration.  Except as set forth in this Agreement, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

14.           Representations and Warranties of the Holders.  Each Holder hereby, for itself and for no other Holder, represents and warrants as of the date hereof to the Company as follows:

i.           Authority.  The execution and delivery by such Holder of this Agreement and the other 2008 Settlement Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Holder.  Each of this Agreement and the other 2008 Settlement Documents to which it is a party has been duly executed by such Holder and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

ii.           Own Account.  Such Holder understands that the Penalty Debentures are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Penalty Debenture as principal for its own account and not with a view to or for distributing or reselling such Penalty Debentures or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Penalty Debentures in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of such Penalty Debentures (this representation and warranty not limiting such Holder’s right to sell the Penalty Debentures in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.  Such Holder is acquiring the Penalty Debentures hereunder in the ordinary course of its business. Such Holder does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Penalty Debentures.

iii.           Holder Status.  Such Holder is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.  Such Holder is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

15.           Rule 144.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Securities and Exchange Commission that may at any time permit a Holder to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:

i.           make and keep public information available, as those terms are understood and defined in Rule 144;

ii.           file with the Securities and Exchange Commission in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act;

iii.           furnish to any Holder so long as such Holder owns any 2008 Debentures, promptly upon request, (A) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (B) such other information as may be reasonably requested to permit the Holder to sell securities of the Company pursuant to Rule 144 without registration; and

iv.           pay all amounts owed to its transfer agent when due.

16.           Effect on Transaction Documents.  Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including but not limited to, any other obligations the Company may have to the Holders under the Transaction Documents.

17.           Amendments and Waivers; Entire Agreement. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and each Holder.  This Agreement, together with the other 2008 Settlement Documents and the Transaction Documents, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all other prior oral or written agreements, arrangements or understandings among the parties or any of them relating to such subject matter.

18.           Notices. Any notice, request, demand or other communication permitted or required to be given hereunder shall be in writing, shall be sent by one of the following means to the addressee at the address set forth below (or at such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt) and shall be deemed conclusively to have been given: (a) upon hand delivery or upon delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (b) on the business day following the date of mailing by overnight courier service, fully prepaid, addressed to such address, or (c) upon actual receipt of such mailing, whichever shall first occur.

If to the Company:	PacificNet Inc. 23/F, Tower A, Timecourt, No.6 Shuguang Xili, Chaoyang District, Beijing, China 100028 Attention: Victor Tong, President Telecopier: 86 010 59225001 Telephone: 86 010 59225000

with a copy to:	White and Williams LLP One Penn Plaza, Suite 1801 New York, NY 10119 Attention: Karel S. Karpe, Esq. Telecopier: (212) 244-9500 Telephone: (212) 244-6200

If to any Holder:	at the address of such Holder set forth on Annex J to this Agreement.

with a copy to the Agent:	Iroquois Master Fund, Ltd. 641 Lexington Avenue, 26th Floor New York, NY 10022 Attention: Mitchell R. Kulick, General Counsel Telecopier: (212) 207-3452 Telephone: (212) 920-8172

and to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Attention: Adam H. Friedman, Esq. Telecopier: (212) 451-2222 Telephone: (212) 451-2300

19.           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of all of the Holders. Each Holder may assign its rights hereunder in the manner and to the Persons as permitted under the applicable Transaction Document.

20.           Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

21.           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated hereby shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

22.           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

23.           Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

24.           Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holders hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO SETTLEMENT AND RELEASE AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement as of the date first set forth above.

PACIFICNET INC.

By:	/s/ Victor Tong
	Name:	Victor Tong
	Title:	President

IROQUOIS MASTER FUND, LTD.

By:	/s/ Richard Abbe
	Name:	Richard Abbe
	Title:	General Partner

C.E. UNTERBERG, TOWBIN CAPITAL PARTNERS I (nka COLLINS STEWART LLC)

By:	/s/ Andrew Arno
	Name:	Andrew Arno
	Title:	A Managing Partner of the GP

ALPHA CAPITAL AG

By:	/s/ Konrad Ackermann
	Name:	Konrad Ackermann
	Title:	Director

WHALEHAVEN CAPITAL FUND LTD.

By:	/s/ Brian Mazzella
	Name:	Brian Mazzella
	Title:	CFO

DKR SOUNDSHORE OASIS HOLDING FUND, LTD. By: DKR OASIS MANAGEMENT COMPANY L.P.

By:	/s/ Brad Caswell
	Name:	Brad Caswell
	Title:	Authorized Signatory

BASSO FUND LTD.

By:	/s/ Howard I. Fischer
	Name:	Howard I. Fischer
	Title:	Authorized Signatory

BASSO MULTI-STRATEGY HOLDING FUND LTD.

By:	/s/ Howard I. Fischer
	Name:	Howard I. Fischer
	Title:	Authorized Signatory

BASSO PRIVATE OPPORTUNITIES HOLDING FUND LTD.

By:	/s/ Howard I. Fischer
	Name:	Howard I. Fischer
	Title:	Authorized Signatory

ANNEX A

FORM OF SECOND AMENDED AND RESTATED
VARIABLE RATE SECURED CONVERTIBLE DEBENTURE

ANNEX B

FORM OF SECURITY AGREEMENT

ANNEX C

FORM OF ASSIGNMENT OF PAYMENT RIGHTS AGREEMENT

ANNEX D

FORM OF CONVERSION SHARE ESCROW AGREEMENT

ANNEX E

FORM OF AGREEMENT AND RELEASE AS TO THE LAWSUIT

ANNEX F

SCHEDULE OF INDEBTEDNESS

ANNEX G

FORM OF AMENDED AND RESTATED
VARIABLE RATE SECURED CONVERTIBLE DEBENTURE

ANNEX H

Olshan Grundman Frome
Rosenzweig & Wolosky LLP
Wire Instructions:

BANK OF AMERICA

1133 AVENUE OF THE AMERICAS

NEW YORK, NY 10036

FOR THE BENEFIT OF:

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

ABA #026009593

ACCT #009429238282

SWIFT CODE:#BOFAUS3N

(PLEASE INCLUDE A REFERENCE)

ANNEX I

FORM OF PENALTY DEBENTURE

ANNEX J

NOTICE ADDRESSES OF HOLDERS

IROQUOIS MASTER FUND, LTD.
Iroquois Capital Management, LLC
Mitchell R. Kulick, General Counsel
641 Lexington Ave., 26th Fl.
New York, NY 10022
Phone: 212-920-8172
Fax: 212-207-3452
mkulick@icfund.com

BASSO FUND LTD.
BASSO MULTI-STRATEGY HOLDING FUND LTD.
BASSO PRIVATE OPPORTUNITIES HOLDING FUND LTD.
Marc Seidenberg/Howard Fischer
Basso Capital Management
1266 E. Main Street
Stamford, CT 06902
Phone: 203-352-6100
Fax: 203-352-6193
emails: ms@bassocap.com
hf@bassocap.com

WHALEHAVEN CAPITAL FUND LTD.
Brian Mazzella
Whalehaven Capital
Chief Financial Officer
560 Sylvan Ave., 3rd Fl.
Englewood Cliffs, NJ 07632
Phone: 201-408-5127
Fax: 201-408-5125
Email: brian@whalehavencapital.com

CE UNTERBERG
c/o Collins Stewart
David M. Barrett
350 Madison Ave.
New York, NY 10017
Phone: 212-389-8088
Fax: 212-389-8488
Email: dbarrett@collinsstewart.com

ALPHA CAPITAL AG
Arie Rabinowitz
c/o L H Financial Services Corp
150 Central Park South, 2nd Floor
New York, NY 10019
Phone:  (212) 586-8224
Fax:  (212) 586-8244
Email:  rabin@lhfin.com

DKR SOUNDSHORE OASIS HOLDING FUND, LTD.
695 East Main Street
Building A, 4th Floor
Stamford, CT 06902
203-363-8190 (phone)
203-643-2325 (fax)
Attention:  Brad Caswell, Fizza Khan
bcaswell@us.oasiscm.com
fkhan@us.oasiscm.com